UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  May 7, 2012

BIG THREE RESTAURANTS, INC.
 (Exact name of registrant as specified in its charter)

Florida	333-169145	27-0645694
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9085 Charles E. Limpus Road, Orlando, Florida 32836
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 516-375-6649

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1–Registrant’s Business and Operations

Item 1.01Entry into a Material Definitive Agreement.

(a)(1)On May 7, 2012 we entered into a Purchase and Sale Agreement and Mutual General Release with Joseph M. Petrella, Jr., a consultant and stockholder, and Joseph M. Petrella, III, our Vice President for Retail Sales.  Other parties to the agreement and release were JVW Entertainment, Inc., our controlling stockholder, John V. Whitman, Jr., our chief executive officer.

(a)(2)  Pursuant to the agreement and release, we sold back to Mr. Petrella, Jr. all of our interest in the pasta sauce and salsa products, trademarksand all related business which we had acquired from Mr. Petrella, Jr. as one of our founders on March 5, 2010.  In consideration for the transaction:

Mr. Petrella Jr. and we mutually terminated his consulting agreement and non-compete agreement; Mr. Petrella, Jr. surrendered for cancellation 940,000 shares of our common stock, which are all of our shares which he owned at the date of the agreement and release, and 1,000,000 common stock purchase warrants; Mr. Petrella, Jr. cancelled all accrued and unpaid compensation under his consulting agreement with us; and, Mr. Petrella, Jr. surrendered for cancellation promissory notes in the principal amount of $300,000 which JVW Entertainment had given to Mr. Petrella, Jr. in purchase of a portion of his founder’s shares.  Although Mr. Petrella, Jr. was one of our founders, the developer of the pasta sauce and salsa products and aconsultant, he has never been a member of our management or, after his sale of a portion of his founder’s shares to JVW Entertainment, a controlling stockholder.

Mr. Petrella, III resigned from his vice presidency, cancelled all accrued and unpaid compensation and surrendered for cancellation 99,868 shares of our common stock which were all of our shares which he and his family members owned on the date of the agreement and release.

All parties gave a mutual general release to all other parties.

Following this transaction, we have no relationship with Mr. Petrella, Jr. and Mr. Petrella, III, whether by contract, employment or securities ownership, and we are required to change our name to something that does not include the words “Bella Petrella’s”.  See Item 5.03, below.

Section 2 – Financial Information

Item 2.01.  Completion of Acquisition or Disposition of Assets

As described in Item 1.01, above, we have soldour pasta sauce and salsa products business to Mr. Petrella, Jr.  Since inception, we have earned total revenues of $264,267from sales of the pasta sauce and salsa products.  We have recorded and reportedfrom inception through our third quarter ended February 29, 2012 the following expenses related to our pasta sauce and salsa products business:

Expense	Amount		Recipient
Cost of Goods Sold	$209,144	(1)	Co-packer and other third parties
Sales Commissions	$51,118	(1)	Joseph M. Petrella, Jr.
Consulting Fees	$131,250	(2)	Joseph M. Petrella, Jr., as consultant
Salary	$156,250	(2)	Joseph M. Petrella, III, Vice President of Retail Sales
Salary	$181,250	(2)	Kenneth L. Shartz, Vice President of Institutional Sales
Total	$729,012
(1)  The sum of these two amounts equal total revenues from sales.  These amounts were actually paid.
(2)  These amounts have been accrued and have not been paid.

Mr. Petrella, Jr. and Mr. Petrella III have cancelled respectively the accrued and unpaid consulting fees and salary pursuant to theagreement and release described in Item 1.01.  We expect to reduce our accounts payable by an aggregate of approximately $287,500 related to cancellation of the accrued and unpaid consulting fees to Mr. Petrella, Jr. and salary to Mr. Petrella, III.A pro forma balance sheet as of February 29, 2012 and notes thereto will be filed by amendment to this amended report on Form 8-K.All allocation of general corporate overhead andcompensation and salaries paid to other executive officers and employees have been removed from the expenses identified above.

In connection with this transaction, we will also remove from our balance sheet $5,000 in capitalized value of trademarks associated with the pasta sauce and salsa products and accounts receivable and cash derived from sales of the pasta sauce and salsa products.

Item 2.05.  Costs Associated with Exit or Disposal Activities.

We do not expect to incur any costs associated with our exit from our pasta sauce and salsa products business.

Section 5 – Corporate Governance and Management

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

We have amended our Articles of Incorporation to change our name to “Big Three Restaurants, Inc.”  We believe this name is compatible with our current trading symbol of “BTHR”.  The amendment was posted to the Florida Secretary of State’s web site, SunBiz.gov, with a filing date of May 14, 2012.

Item 5.07.Submission of Matters to a Vote of Security Holders.

JVW Entertainment, as our controlling stockholder, has approved the amendment to our Articles of Incorporation changing our name on May 9, 2012, upon the recommendation of our board of directors.

Section 8 – Other events

Item 8.01.Other Events.

We intend to focus our efforts and resources on development and expansion of our pizza and sports bar restaurant and franchising of our pizza and sports bar restaurant concept, which we believe will be more profitable than continuing use of our resources in marketing the pasta sauce and salsas products.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(b)  Pro forma financial information

Pro forma balance sheet as of February 29, 2012 and notes thereto reflecting the transactions described in Item 2.01 above, to be filed by amendment

(d)  Exhibits

Exhibit No.	Description
10.1	Purchase and Sale Agreement and Mutual General Release dated May 7, 2012*
*Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG THREE RESTAURANTS, INC.

/s/ John V. Whitman, Jr.
John V. Whitman, Jr.
Chief Executive Officer

May 25, 2012